Exhibit 4.41

CONTRACT No 5483

ENTERED INTO BY AND BETWEEN PACIFIC STRATUS ENERGY COLOMBIA CORP AND

NXT ENERGY SOLUTIONS INC.

In Bogotá, C.D., Colombia, on the fourteenth (14th) day of the month of April of the year two thousand nine, between PACIFIC STRATUS ENERGY COLOMBIA CORP. a subsidiary of a foreign company incorporated in Colombia by Notarial Act Number 3437 of Notarial Office 04 of Bogotá dated May 31, 1991, which was registered with the Chamber of Commerce of Bogotá on June 20, 1991 under number 20.545 of Book VI, which changed its name by Public Instrument No. 2940 of Notarial Office 40 of Bogotá dated September 19, 2007, registered on September 24, 2007 under number 153560 of Book VI, Tax Payer Identification Number 800.128.549-4, represented for the purposes hereof by NELSON CONTRERAS VARELA, of legal age, resident of Bogotá, identified by alien identify card 331.625 of Bogotá, acting in his capacity of legal representative, and hereinafter referred to as the CUSTOMER, the party of the first part, and NXT ENERGY SOLUTIONS INC., a Canadian company, that does not have its registered address in Colombia, based in the city of Calgary, Province of Alberta, and represented herein by GEORGE LISZICASZ and THOMAS E. VALENTINE, identified by Passports Nos. BA383303 and BA382201, respectively, acting jointly in their capacity as legal representatives, hereinafter referred to as the CONTRACTOR, the party of the second part, have entered into this Contract, which shall be governed by the following clauses.

CLAUSES

FIRST. PURPOSE.-

1.1.

The CONTRACTOR undertakes under this Service Contract, hereinafter referred to as the “Contract,” shall act in favor of the CUSTOMER in a timely and diligent manner, independently, with appropriate personnel, with full administrative, technical, managerial and financial autonomy to provide services of acquisition, processing and interpretation of SFD data in the technical evaluation area in Tacacho, Putumayo according to the specifications contained herein.

1.2.

In development of the contracted objective, the CONTRACTOR will be responsible for the following principal obligations:

a)

Carry out flights over the exploratory block and additional control flights over fields discovered in the vicinity of the block for the purpose of calibration of the data, subject to meteorological conditions, permits and events that constitute force majeure or Acts of God.

b)

Identify anomalies of the stress field which could be associated with accumulations of hydrocarbons.

c)

Recommend prospective areas within the block.

d)

Mobilize the acquisition equipment—airplane and remote sensors of forces—to the area on May 15, 2009.

e)

Present a preliminary report on June 30, 2009.

f)

Present a final report on July 21, 2009.

1.3. The CUSTOMER will not accept the delay in the services which in accordance with the objective of this Contract must be executed, for causes imputable to the CONTRACTOR, which from this time and during all the validity of this Contract the CONTRACTOR declares to accept expressly and irrevocably, subject to weather conditions, permits, and events that constitute force majeure or Acts of God. For the fulfillment of the present Objective, the CONTRACTOR assumes the expenses of lodging, catering, and transportation during the term of execution of the Contract.

1 / 11

1.4 THE CONTRACTOR must take into account all the services and labor necessary for the thorough fulfillment of the contractual objective, without the execution of the same implying an increase in the rates or in the price established in the present Contract.

FIRST PARAGRAPH: In development of the present Contract, the CONTRACTOR commits to not initiate orders which deal with additional subjects, quantities or items other than what is provided in the present Contract, or to present additional billing for items not expressly contained in the contractual objective, without the mediation of an additional document duly executed by the Legal Representative of both parties. Any work which is done outside the boundary described above will run to the account and risk of the CONTRACTOR only and will not be paid by the CUSTOMER.

SECOND PARAGRAPH: The CONTRACTOR declares that the work will be carried out diligently and efficiently, in a safe manner and in due time, in accordance with the standards and specifications contained in this Contract or its addenda. The CONTRACTOR will comply with any instruction or directive issued by the CUSTOMER with respect to any aspect considered under this clause or this Contract.

THIRD PARAGRAPH: The CONTRACTOR declares that he knows, understands, and accepts the technical conditions provided both in this instrument as well as in any addenda or supporting documents. The execution of the Contract under technical conditions which are distinct or different from those provided in this document or any addenda will be considered as non-performance of the obligations which are the responsibility of the CONTRACTOR. The execution of the Contract under technical conditions which are more onerous for the CUSTOMER, will also be considered as non-performance of the obligations which are the responsibility of the CONTRACTOR. The CONTRACTOR declares that he will not present any invoicing, request for payment, claim, or demand against the CUSTOMER, when in the execution of the Contract it turns out that the technical conditions are distinct, different, or more onerous than those foreseen in this instrument or in any addenda or supporting documents.

FOURTH PARAGRAPH: If the CONTRACTOR has to subcontract third parties in order to acquire services and/or equipment/machines, then the risk of damage, breakdown, full or partial loss, deterioration, insufficient quality, bad functioning, and other flaws that may occur shall be the responsibility of the CONTRACTOR in their entirety.

SECOND - CONTRACT VALUE.-

2.1. The total value of the present Contract is TWO MILLION THREE HUNDRED THOUSAND AMERICAN DOLLARS (USD 2,300,000), taxes not included.

2.2. The value added tax (VAT) and other Colombian taxes that may be generated by invoicing the value agreed to in this Contract are not deemed to be included in said value and shall be added to the invoiced value whenever necessary. Such values shall be the CUSTOMER’s responsibility.

2.3. The value of the present Contract is fixed and shall not be modified during the Contract’s effective term. As a consequence, the CONTRACTOR expressly waives its right to request adjustments or additional compensation, except when the CUSTOMER may modify the requirements made to the bases of licitation and technical specifications and these modifications are outside those initially agreed to and offered

THIRD - FORM OF PAYMENT AND BILLING.-

3.1. The CUSTOMER will pay the CONTRACTOR in the following form:

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

2/11

Once the Contract has been signed, the CUSTOMER will present, for the CONTRACTOR’s inspection and approval, a program for the investment of the advance. Once this program has been approved, the CONTRACTOR will have to sign the guarantee policy for good use of the advance, as well as any other policies related to the Contract. Once the CUSTOMER has given its approval to these policies, the CONTRACTOR will be able to present the corresponding account for payment of the advance. The value of the advance that the CUSTOMER will pay the CONTRACTOR on the first Friday after eight (8) days have passed since its correct establishment will be the amount of ONE MILLION AMERICAN DOLLARS (USD 1,000,000), this being equivalent to 43.48% of the maximum estimated value of the Contract, and which will be applied and amortized in a percentage equivalent to 43.48% of the value of every invoice that the CONTRACTOR issues to the CUSTOMER. t.

Once the flights (1,771 km) have been finalized, the CUSTOMER will pay the CONTRACTOR the sum of ONE MILLION SIX HUNDRED AND EIGHTY-FIVE THOUSAND AMERICAN DOLLARS (USD 1,685,000).

Once the final report of the Project has been received by the CONTRACTOR, the CUSTOMER will pay the CONTRACTOR the sum of SIX HUNDRED FIFTEEN THOUSAND AMERICAN DOLLARS (USD 615,000).

The CUSTOMER will pay the presented invoices in US Dollars.

The invoices will be delivered and subjected to the approval of the Asset Manager or Contract Administrator, who will be able to approve or reject them in a term of no more than ten (10) calendar days counting from the date of their presentation. The payment will be made effective on the Friday following the thirty (30) days following the presentation of the invoice, provided it has been approved by the Asset Manager of Contract Administrator and with prior fulfillment of the delivery of guarantees and policies with the certification of its payment.

Without prejudice of what is established in the guarantees, the CUSTOMER will be able to deduct from the final payment, administratively, and without expression of cause, any sum that makes the CONTRACTOR liable for fines, supplies, or services rendered by the CONTRACTOR, for damages caused to the property or assets of the CUSTOMER or to third parties, or by requirement of the Institutions of Social Security, Inspection of Work, or others.

3.2. Requirements for filing of invoices:

a)

THE CONTRACTOR must present an original and two (2) copies of the invoices for services rendered.

b)

The invoices must be presented in the offices of the CUSTOMER.

c)

The CUSTOMER will not make payments in cash, or in checks payable to the bearer, with regard to this Contract. The CUSTOMER will make payments only by means of electronic transfer in the name of the CONTRACTOR. The CUSTOMER will not make payments to third parties in the name of the CONTRACTOR.

d)

Insofar as it may be applicable to the contracted service, all the invoices must fulfill the requirements determined by the law in the Tax Code and its regulatory decrees.

e)

The payment of the invoices will be subject to the demonstration, on the part of the CONTRACTOR, of the contracting of the insurance policies in the amounts and other conditions required in the clause regarding policies of this Contract.

f)

The CUSTOMER may object to the invoices which are not prepared in accordance with what is set out in this clause and the objection will be noticed to the CONTRACTOR within the ten (10) calendar days following the receipt of the invoice, specifying the reason. When an invoice is

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

3/11

returned to the CONTRACTOR, for reasons imputable to the latter, the term of the days for its payment will begin starting from the date on which the CUSTOMER again receives the invoices with the pertinent corrections.

g)

The CONTRACTOR authorizes the CUSTOMER to retain the payment of all or part of any CONTRACTOR’s invoice when doubts or disagreements exist with respect to the exactitude of the amounts to be paid; but, in no case, may the amounts retained exceed the amounts in question. The deduction of an invoice presented, will be supported with a debit note that indicates the amounts objected to and the reasons for non-payment.

h)

Notwithstanding the foregoing, the CUSTOMER reserves the right to request clarification or correction of the invoices that the CONTRACTOR prepares, even in the case where they have been paid, provided this right is exercised within the twenty-four (24) months following its payment, giving the reasons to his objection. If it is not objected to within this period, it will be understood that such accounts are correct, unless the errors are arithmetic ones.

i)

The payments referred to in this clause will be subject to the withholding of taxes, rates, and contributions that may be applicable. The withholding that the CUSTOMER carries out with respect to the CONTRACTOR will be done in the same currency in which the same is paid. Likewise, the reimbursements that the CUSTOMER makes to the CONTRACTOR, will be done in the same currency in which the retentions were made, without interest or adjustments of any kind.

j)

The CONTRACTOR must indicate the Contract number in his invoice.

CLAUSE – TERM.-

4.1. The Contract’s effective term shall be six (6) months counted from the start date indicated by the CUSTOMER.

4.2. Notwithstanding the above, the CONTRACTOR hereby authorizes the CUSTOMER to reduce the term set out herein and/or eliminate any part of the services contained herein by a notice in writing served on the CONTRACTOR no later than fifteen (15) calendar days in advance without being responsible for paying any indemnification whatsoever in favor of the CONTRACTOR for such termination or elimination at any time. Likewise, the Parties may terminate this Contract by mutual agreement before expiration of the term hereof. In this case, the price of the Contract shall be cancelled pro rata to the portion of the work satisfactorily completed by the CONTRACTOR and received by the CUSTOMER, in accordance with the parameters of the oil industry, to the latter’s satisfaction by the effective date of Contract’s termination. Likewise, the Contract shall be terminated in all other events provided for in the Termination Clause.

FIFTH. INDEPENDENCE OF THE CONTRACTOR.-

5.1 The Parties hereby expressly state that this Contract is not by its nature a labor or labor relationship contract in any of the relationships of the CONTRACTOR, its employees, dependent entities, Subcontractors, or agents for the provision of services by the CONTRACTOR to the CUSTOMER, even where the CUSTOMER supplies and places at the CONTRACTOR’s disposal its employees, dependent entities, Subcontractors, or agents as well as its facilities and infrastructure such as secretarial support, office space, or premises, among other things.

5.2 In compliance with the above, the CONTRACTOR shall be and shall be deemed as an independent contractor and not the agent, representative, employee, or simple intermediary of the CUSTOMER; for this purpose, the CONTRACTOR has full technical, administrative, financial, and managerial autonomy.

5.3 The CONTRACTOR shall perform the subject of this Contract using its own personnel. The personnel are fully able, qualified, and specialized to carry out the work subject to this Contract and

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

4/11

consist of persons of impeccable behavior and recognized efficiency in the provision of these services. The CONTRACTOR shall be responsible for the personnel who are indispensable for adequate completion of the work it is obliged to carry out under this Contract; in any event, the conduct of the members of its personnel shall be subject to the necessary care and vigilance.

SIXTH. HEALTH AND ENVIRONMENT.-

The CONTRACTOR declares that it is aware of and will comply at its own cost with all the norms and principles established by both The CUSTOMER and the Applicable National Regulations as well as in accordance with the guidelines set out in the subject of the Contract.

SEVENTH. RISKS AND RESPONSIBILITIES OF THE CONTRACTOR.-

7.1. The CONTRACTOR accepts forthwith as appropriate and assumes in a direct and personal manner all the risks that may be suffered by its personnel, assets, materials, tools, and equipment used in relation to this Contract. Thus, it undertakes not to make claims or suits against the CUSTOMER for any motive with the exception of damages or losses caused by gross fault directly attributable to the CUSTOMER.

7.2. The CUSTOMER does not assume the responsibility for any personal damage or loss (death, kidnapping, injuries, etc.) that may be caused to the CONTRACTOR by Third Parties in the course of performance of contracted work.

7.3. The CONTRACTOR shall bear the sole responsibility for ensuring general physical security of its officials and Subcontractors, both in the execution of this Contract and on the roads and/or highways leading thereto, neighboring areas etc.; it is now fully established that, should anything happen that is contrary to the security of said personnel, the consequences thereof shall be the CONTRACTOR’s responsibility with the typical exceptions provided for by law.

EIGHTH. DAMAGE TO OTHER PARTIES’ PROPERTY.

8.1. The CONTRACTOR is responsible for damage caused to third parties and their assets in connection with the execution of this Contract. As a consequence, it undertakes to respond to any claim promptly and appropriately and pay the indemnification relevant to the case. The CONTRACTOR shall supply to the CUSTOMER a report on any incident that may affect other parties’ property on the next day after the occurrence thereof; such a report shall include an explanation of the activities that are being carried out in order to mitigate and rectify any damage.

8.2. The CONTRACTOR undertakes to respect private property in the areas of the projects and their zone of influence as well as to provide the contracted services respecting the boundaries within which the CUSTOMER has entered into easement contracts. The CONTRACTOR shall be responsible for any damage that may be incurred to property or assets of third parties by failure to meet this obligation and shall meet the obligations generated by such failure.

NINTH.– POLICIES.-

9.1. The CONTRACTOR undertakes to the CUSTOMER to subscribe to the following policies: on the date of subscription of the Contract, whose original must be delivered within the five (5) days following to the CUSTOMER, together with the general conditions of the same and the written proof of payment of the respective premiums:

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

5/11

a) Guaranteed Contract Compliance Policy: In order to guarantee complete, total, and appropriate compliance with the obligations assumed and derived from the Contract, the CONTRACTOR shall issue to the CUSTOMER an Insurance Policy for an amount corresponding to twenty percent (20%) of the estimated value of the Contract, with the CUSTOMER as the beneficiary and with an effective term no less than the duration of the Contract plus three (3) additional months.

b) Extracontractual Civil Liability Policy: An Extracontractual Civil Liability Insurance which shall cover personal damage to third parties, environmental damage, and damage to property including, without limitation, losses caused by the insured party’s vehicles, Subcontractors, or workers, or those covered by its liability, for an amount of ten percent (10%) more than the estimated value of the Contract, and which shall be maintained over the whole of the term of the same plus twelve (12) months and be renewed for the same amount each time it is applied or used. The insurance shall be taken out in favor of the CONTRACTOR.

c) Good Use and Correct Investment of the Advance Policy: For an amount equivalent to 100% of the advance agreed to, to guarantee that the funds given as an advance to the CONTRACTOR be directed to the purpose established in this Contract and to guarantee its correct amortization, advance payment and cancellation of the advance. The policy shall be in effect from the date the Contract is signed until it is terminated.

9.2. The CONTRACTOR will obtain the required policies from a legally established insurance company in the country which is acceptable in the judgment of the CUSTOMER. The policies will be primary and not contributive to any insurance contracted by the CUSTOMER.

9.3. The collection of these policies will not constitute indemnity of the harms occasioned to the CUSTOMER who may pursue the CONTRACTOR for the remainder until complete satisfaction of the harms which may be occasioned as ensuing damage and loss of profits.

9.4. The CUSTOMER may unilaterally terminate the Contract, when the CONTRACTOR has not complied with the presentation of the Policies in the term indicated in the Contract. This non-performance will give rise to the collection of the penalty clause, a collection which is exempt from being studied by the Tribunal of Arbitration, and for which the present Contract will lend executive merit. If the CONTRACTOR presents the Policies in the term agreed to and in the judgment of the CUSTOMER the insuring entity is not in accordance with its interests, the CONTRACTOR will have the obligation of modifying said policies, for which it will have two (2) days counting from the receipt of the notification of the non-acceptance of the previously-presented policies.

9.5. The CUSTOMER will never be responsible for the deductible limits or limitations to the stipulation of the policies of the CONTRACTOR. The CONTRACTOR will require from its Subcontractors the same position on the insurance as it may be applicable. The CONTRACTOR will be the only one responsible if the coverage presents deficiencies. Each and every one of the deductibles in the insurance policies will be assumed by the CONTRACTOR under his exclusive responsibility.

9.6. The CONTRACTOR renounces the authorization of unilateral revocation of the policies that it contracts in fulfillment of the present Contract.

TENTH.– CONFIDENTIALITY.-

10.1 All the information exchanged by the Parties and obtained by the CONTRACTOR in the course of execution of this Contract is reserved and confidential. The CONTRACTOR undertakes to keep strictly

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

6/11

to itself and not disclose to third parties other than the CUSTOMER or for purposes other than the compliance with the subject of this Contract all or any part of the information to which it may have access by virtue of this Contract, or which may have been received or found out by the CONTRACTOR directly or indirectly from the CUSTOMER, or from other contractors or consultants, or otherwise originated and acquired by the CONTRACTOR or the members of its personnel in connection with or as a result of the provision of services subject to this Contract. Any information supplied by the CUSTOMER in compliance with this CONTRACT shall be the exclusive property of the CUSTOMER.

10.2. There will be no obligation of confidentiality with respect to information which:

a)

Is or is converted to public knowledge without blame of the CONTRACTOR, or the members of his personnel.

b)

Is received by a third party without any obligation of confidentiality; and

c)

Is in possession of the CONTRACTOR before the date that this Contract becomes valid or of the process of licitation and is not received in fulfillment of this Contract.

10.3 This confidentiality obligation and the liability that may be generated by failure to meet this obligation applies to all the members of personnel, employees, subcontractors, dependent entities, and agents of the CONTRACTOR for a period of three (3) years counted from the date of expiration of this Contract or any extensions hereof, if any.

10.4 The CONTRACTOR and the members of its personnel shall not use the name of the CUSTOMER or the name of any branch or subsidiary of the CUSTOMER for making political statements, advertising materials, or publicity announcements with respect to the services provided hereunder or of the information without obtaining the CUSTOMER’s prior written consent. Likewise, the CONTRACTOR remains obligated not to make publicity announcements or statements of any kind in which the CUSTOMER, its associates or association, or the project on which it is working, may be involved. Failure to meet the provisions of this clause shall be sufficient reason for termination of the Contract, while the indemnification that the CUSTOMER may be entitled to by law shall remain in favor thereof.

10.5 The CONTRACTOR recognizes that all and any confidential, technical, or commercial material that it may obtain, acquire, or use in the course of execution of this Contract is to be returned, including, without limitation, the following: maps, registers, films, reports, and general communications, which shall be the property of the CUSTOMER and be returned thereto as soon as they are no longer required or, at the latest, at the time of termination of the Contract.

10.6. The Parties commit with the CUSTOMER to indemnify the other Party for all the damages and harms that the violation of what is stipulated herein may occasion him.

ELEVENTH. CONTRACT TERMINATION.-

11.1. The CONTRACTOR agrees and authorizes the CUSTOMER to terminate this Contract in the event of the following:

(a)

Unilateral decision by the CUSTOMER to terminate it at any time before the expiration of the term hereof by giving a fifteen (15) calendar day written notice to THE CONTRACTOR. This form of unilateral termination by prior notice shall be understood to be just and shall not cause any indemnification payment in favor of the CONTRACTOR. In the event of termination in accordance with this provision, the CUSTOMER shall pay the CONTRACTOR the total value of the services or works actually performed or received to THE CUSTOMER’s satisfaction, in accordance with the parameters of the oil industry, before the date of termination of the Contract.

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

7/11

(b)

Voluntary or forced dissolution or liquidation of the CONTRACTOR’s creditors.

(c)

Financial incapacity or evident insolvency of the CONTRACTOR, which shall be presumed when the CONTRACTOR ceases to make payments under its obligations or if all or some of its assets are sequestrated.

(d)

If the execution of the Contract is unsatisfactory in the opinion of the CUSTOMER in accordance with the guidelines set out in the relevant documents.

(e)

Negligence by the CONTRACTOR in the completion of the subject, obligations and responsibilities referred to in this Contract, or failure to comply with the prohibitions set out herein.

(f)

If the CONTRACTOR fails to complete or delays the completion of the obligations imposed on it by law and the CONTRACT in the quality of the sole employer of its workers.

(g)

Failure to renew the Contract immediately and on the conditions indicated in the written notice served on the CUSTOMER for its renewal.

(h)

Failure to acquire the policies in the form and within the period set out in this Contract.

11.2. The CONTRACTOR hereby undertakes to return to the CUSTOMER within five (5) days following the notice of termination of the Contract the documents (written or on magnetic media), files, and other materials that may have been given thereto for the provision of the services.

11.3. The CONTRACTOR expressly agrees and warrants that no form of termination provided for in this clause will cause any indemnification payment in favor of the CONTRACTOR and that the CUSTOMER’s only obligation with respect to such termination shall be to pay to the former the requested services performed satisfactorily and received by the CUSTOMER before the effective date of termination.

TWELFTH. – FINES.-

In case of lateness or partial non-performance of the contractual obligations which are the responsibility of the CONTRACTOR, the latter expressly authorizes, by means of the present document, the CUSTOMER to carry out the appraisal and collection, after private requirement, of successive daily fines of zero point five percent (0.5%) of the maximum value of the Contract, without these exceeding ten percent (10%) of the maximum value of the same. The liquidation of the fines will be carried out by the intervener and its collection will be done by discounting the value of the same from the partial and/or final payments, as the case may be. In the event that they cannot be discounted at the appropriate time or that they are not paid within the month following their appraisal on the part of the CONTRACTOR, they will be included in the liquidation carried out, which will lend executive merit, and its collection may be carried out with a charge to the guarantee of performance. Once 10% of the maximum value of the contract has been reached, it is understood that the CONTRACTOR seriously failed to fulfill the contract and thus the CUSTOMER may charge the penalty clause indicated in this same clause, terminating the contract and proceeding to the claim of the other harms caused by the CONTRACTOR upon his non-performance.

THIRTEENTH. PENALTY CLAUSE.-

The non-performance of the obligations for which the CONTRACTOR is responsible will make him the debtor in favor of the CUSTOMER of the sum of TWO HUNDRED THIRTY THOUSAND AMERICAN DOLLARS (USD 230,000) as Penalty Clause. The demandability of the Penalty Clause does not exclude the right to claim by another means the remaining harms which may have been caused to the CUSTOMER, nor does it imply renunciation of the demandability of the unfulfilled obligation.

FOURTEENTH. ASSIGNMENT AND SUBCONTRACTS.-

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

8/11

14.1. The CONTRACTOR may not transfer, nor subcontract, totally or partially, the execution of the Contract, or execute it through a third party, no matter what legal form may be used, without the prior written acceptance of the CUSTOMER and the express acceptance of the third assignee of all the obligations and responsibilities. The CUSTOMER may transfer it at any time, keeping the obligation to be responsible for the payments to the CONTRACTOR with respect to that work related to the present Contract which may have been satisfactorily concluded by the CONTRACTOR and received by the CUSTOMER before the date of transfer of the same.

14.2. The CONTRACTOR will submit, with the previous authorization of the CUSTOMER, all and each one of the subcontracts which may be convenient or necessary for the complete fulfillment of this Contract. In the request for approval, the CONTRACTOR will indicate the essential elements of the subcontract (name of the Subcontractor, object of the subcontract, value, term, etc.), it remaining expressly understood and agreed that the approval by the CUSTOMER in no case exempts the CONTRACTOR from his obligations and responsibilities before the same, and that, by said approval, no right whatsoever is generated by the subcontractor toward the CUSTOMER.

14.3. If the CUSTOMER approves the execution of the subcontracts, the CONTRACTOR is obliged to require that the same obligations that the CONTRACTOR contracts in virtue of the present Contract are consigned in the subcontracts.

14.4. In case of transfer, assignor and assignee will be jointly responsible to the CUSTOMER for all the obligations emanating from this Contract.

14.5. The CONTRACTOR is obliged to the fact that the subcontractors include in their Contracts a clause by which they will hold the CUSTOMER, its subsidiaries, and parent companies, free of responsibilities, and will fulfill the specifications of this Contract in matters of responsibilities and insurance. The CONTRACTOR will remain free of responsibility if these circumstances are beyond his fault.

FIFTEENTH. EXPENSES OR TAXES.

15.1. All expenses, rates, contributions, or taxes of a national, departmental, or municipal order that are caused because of the granting, legalization, execution, and fulfillment of this Contract or its extensions, if any, including the stamp tax, will be charged exclusively to the account of the CUSTOMER.

15.2. The CONTRACTOR declares that he is aware of the tax laws in effect and, especially, those related to the withholding at source of all types of taxes, insofar as they may be applicable to the present Contract, as well as those referring to the taxes on income and remittances to foreign countries, without prejudice of the provisions of exchange which are in effect. Likewise, he will accept all new provisions or any modification that may be produced in the legal regimens and which has an effect on the terms of this Contract.

15.3. The CUSTOMER reserves the right to adjust the withholdings, in accordance with the law. In the event that the CUSTOMER may have applied erroneous rates or may have made anticipated payments, the CONTRACTOR authorizes the CUSTOMER to discount from the values which are pending payment in the Contract or in other valid contracts, the value corresponding to the adjustments. The interest for delayed payment and other sanctions which may be generated to the responsibility of the CUSTOMER for the erroneous application of the withholdings, will run to the account of the CUSTOMER. When the adjustment or liquidation of the withholdings at source or any other type of tax, causes balances in favor of the CUSTOMER, which are not possible to discount from payments pending to the CONTRACTOR, the latter must pay them within the thirty (30) calendar days following the notification on the part of the CUSTOMER, under penalty of moratory interest liquidated at the maximum legal rate in effect.

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

9/11

SIXTEENTH. APPLICABLE LAW, DOMICILE, AND LANGUAGE OF THE CONTRACT.-

16.1. This Contract shall be interpreted in accordance with the laws of the Republic of Colombia.

16.2. In the event of a disagreement or dispute, hereinafter referred to as a Difference, with respect to this Contract or in relation to the rights and responsibilities of the Parties, before referring such Difference to arbitration, the CUSTOMER’S Representatives and the CONTRACTOR shall get together and attempt to resolve such difference in good faith. This procedure shall last no longer than fifteen (15) calendar days counted from the date on which the alleging Party has given the other Party written notice of the Difference.

16.3. The Differences or disputes that may arise between the Parties in view of entering into this Contract as well as its execution, interpretation, implementation, termination, or liquidation, and which cannot be resolved by mutual agreement as set out in the previous item shall be referred for resolution to (1) arbiter nominated by mutual agreement between the parties in accordance with the provisions of the Code of Commerce and special decrees on the Arbitration Tribunal. If the parties do not reach an agreement, three (3) arbiters shall be nominated, which shall be appointed by the Commercial Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá, C.D. upon prior application made by any one of the Parties. The tribunal constituted in this way shall sit in the premises of the Commercial Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá, C.D., be subject to the provisions of applicable law, and issue its award as required by law within the maximum period of six (6) months. Each Party shall bear all the costs and expenses of all the legal counsel, consultants, advisors, witnesses, and employees contracted by such party with regard to any Difference referred to an arbitration tribunal; the costs and expenses of the tribunal shall be equally shared by the Parties except where it has been proved that the cause of the Difference was the result of negligence or gross fault of one of the parties, in which case the guilty party shall be liable for paying the arbiter’s fees.

The CONTRACTOR shall not recur to arbitration without previously having exhausted the claim procedure set out herein.

16.4.- For all legal purposes, the Parties nominate as their contractual domicile the city of Bogotá, C.D.

16.5. The language governing this Contract is Spanish.

SEVENTEENTH. CONTRACTUAL DOCUMENTS.-

17.1. The CONTRACTOR shall provide the services subject to this Contract in accordance with the terms and conditions set out in the following documents which form an integral part of this Contract:

Addendum: No. 1: The CONTRACTOR’s offer dated April 3, 2009.

In witness thereof, two (2) identical copies are signed

THE CUSTOMER

THE CONTRACTOR

/s/ Nelson Contreras Varela

/s/ George Liszicasz

_________________________________

_______________________________

Nelson Contreras Varela

George Liszicasz

Pacific Stratus Energy

NXT Energy Solutions Inc.

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

10/11

/s/ Thomas E. Valentine

_______________________________

Thomas E. Valentine

NXT Energy Solutions Inc.

The following document fairly and accurately summarizes in English the terms of each material provision of a contract executed in Spanish between Pacific Stratus Energy Crop. based in Bogota Colombia and NXT Energy Solutions Inc of Calgary Canada.  The non-material terms that have been omitted or abridged pertain to operational data and maps defining the survey flight lines and map co-ordinates..

11/11